Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Third Quarter Sales Increase 54.5% to New Record
Net Earnings Are $0.12 Per Class A Share and $0.13 Per Class B Share

Non-GAAP Net Earnings Increase to $0.63 Per Class A Share and $0.67 Per Class B Share

JERSEY CITY, NJ, October 29, 2014  --  Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary financial results for the third quarter and first nine months of 2014.

Third Quarter Highlights
●	Net sales increased 54.5% to $156.3 million versus $101.2 million for last year's third quarter.
●	GAAP net earnings were $0.12 per Class A share and $0.13 per Class B share versus GAAP net earnings of $0.62 per Class A share and $0.65 per Class B share last year.
●	Non-GAAP net earnings increased to $0.63 per Class A share and $0.67 per Class B share versus non-GAAP net earnings of $0.54 per Class A share and $0.58 per Class B share last year.
●	Non-GAAP income from operations increased 88.9% to $13.7 million versus $7.2 for prior year.

CEO Comments
Daniel Bernstein, Bel's President and CEO, said, "Bel's record-setting third quarter performance demonstrates the value of our strategy to substantially increase the scale of our operations, primarily through acquisitions, while maintaining tight control over operating costs.  The acquisitions we have completed in the past 18 months have increased Bel's revenue from $286.6 million for 2012, to $349.2 million for 2013, to the point where our most recent quarter's revenue exceeds 54% of our revenues for all of 2012 and exceeds 44% of our revenues for all of 2013.
"Consistent with our plan, the 54.5% increase in third quarter revenue primarily reflected sales of approximately $49.1 million from Power Solutions, which we acquired on June 19, 2014, and approximately $14.0 million from Network Power Connectivity Solutions business, or CS, which we acquired from Emerson on July 25, 2014.
"Also consistent with our plan, the growth in revenue drove a substantial increase in profitability measured on a non-GAAP basis.  On a comparable non-GAAP basis, operating income before restructuring charges and acquisition costs nearly doubled to $13.7 million for this year's third quarter versus $7.2 million for last year's third quarter.  Net earnings for this year's third quarter, again on a non-GAAP basis, increased 19.9% to $7.8 million compared to non-GAAP net earnings of $6.5 million for the third quarter of 2013.  It is worth noting that only a portion of the more than $5 million of annual cost savings we identified earlier this year were reflected in our third quarter results, and we now see additional opportunities to reduce costs and enhance efficiency as we move forward.
"Power Solutions is a leading provider of high efficiency and high density power conversion products for server, storage and networking equipment, industrial applications and power systems.  We are making progress in our program to renew the business's key customer relationships that had been allowed to atrophy by the former owner.  Bel was recently approved, by two key customers, for consideration to bid on their new power product requirements.  We have focused much of our attention on improving product quality at the Power Solutions China facility, and recent audits by customers support our positive results.
"We also are pleased with developments at CS, a leading provider of high performance RF/microwave and harsh environment optical connectors and assemblies for military, aerospace, wireless communications, data communications, broadcast and industrial applications.  We have focused our initial efforts on maintaining operational efficiency and supply continuity with our customers and partners, while realigning our direct sales force to take advantage of synergies between CS and Bel's Cinch Connector Business."

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Bel Third Quarter Sales Increase 54.5% to New Record
Net Earnings Are $0.12 Per Class A Share and $0.13 Per Class B Share
October 29, 2014
Page Two

"Within both of these new organizations, Bel has realigned the sales and marketing groups to focus on establishing strong relationships with our customer's product engineering and development groups."

Third Quarter Results
For the three months ended September 30, 2014, net sales increased to $156.3 million compared to $101.2 million for the third quarter of 2013, reflecting higher sales of power and interconnect products which more than offset a decrease in magnetics product sales.
Operating income for the third quarter of 2014 decreased to $4.7 million compared to operating income for the third quarter of 2013 of $7.7 million.  Excluding restructuring charges and acquisition and other related costs detailed in the table reconciling GAAP to non-GAAP financial measures included in this release, non-GAAP operating income increased to $13.7 million compared to non-GAAP operating income for the third quarter of 2013 of $7.2 million.
Net earnings for the third quarter of 2014 were $1.5 million compared to net earnings for the third quarter of 2013 of $7.4 million.  Excluding the amounts detailed in the table reconciling GAAP to non-GAAP financial measures mentioned above, non-GAAP net earnings for the third quarter of 2014 increased to $7.8 million compared to non-GAAP net earnings for the third quarter of 2013 of $6.5 million.
Net earnings per diluted Class A common share for the third quarter of 2014 were $0.12, compared to net earnings per diluted Class A common share of $0.62 for the third quarter of 2013.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class A common share for the third quarter of 2014 were $0.63, compared to non-GAAP net earnings per diluted Class A common share for the third quarter of 2013 of $0.54.
Net earnings per diluted Class B common share were $0.13 for the third quarter of 2014, compared to net earnings of $0.65 per diluted Class B common share for the first quarter of 2013.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class B common share were $0.67 for the third quarter of 2014, compared to non-GAAP net earnings per diluted Class B common share of $0.58 for the third quarter of 2013.

Nine Months Results
For the nine months ended September 30, 2014, net sales increased 31.1% to $338.4 million compared to $258.2 million for the first nine months of 2013. Net earnings for this year's first nine months were $7.1 million compared to net earnings of $8.5 million for the first nine months of 2013.  Net earnings for the first nine months of 2013 included an income tax benefit of $0.3 million, the result of pre-tax losses in North America and a favorable adjustment related to the Research and Experimentation ("R&E") credit.  Excluding restructuring charges and acquisition and other related costs detailed in the table reconciling GAAP to non-GAAP financial measures included in this release, non-GAAP net earnings increased to $15.0 million for the first nine months of 2014, compared to non-GAAP net earnings for the same period of 2013 of $8.9 million.
Net earnings per diluted Class A common share for the first nine months of 2014 were $0.57 compared to net earnings per diluted Class A common share of $0.70 for the same period of 2013.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class A common share were $1.23 for the first nine months of 2014, compared to non-GAAP net earnings per diluted Class A common share of $0.74 a year earlier.
Net earnings per diluted Class B common share for the first nine months of 2014 were $0.62 compared to net earnings per diluted Class B common share of $0.76 for the same period of 2013.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class B common share were $1.31 for the first nine months of 2014, compared to non-GAAP net earnings per diluted Class B common share of $0.79 a year earlier.

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Bel Third Quarter Sales Increase 54.5% to New Record
Net Earnings Are $0.12 Per Class A Share and $0.13 Per Class B Share
October 29, 2014
Page Three

Balance Sheet Data
As of September 30, 2014 Bel had working capital of $181.4 million, including cash and cash equivalents of $83.1 million, a current ratio of 2.3 to 1, total long term obligations of $273.0 million, and stockholders' equity of $229.3 million.  In comparison, at December 31, 2013, Bel reported working capital of $137.2 million, including cash and cash equivalents of $62.1 million, a current ratio of 3.0 to 1, total long term obligations of $12.5 million, and stockholders' equity of $228.7 million.  The increase in long term obligations primarily reflects borrowings that were used to fund the acquisition of Power Solutions on June 19, 2014 and CS on July 25, 2014.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today.  To participate, dial (720) 545 0088, conference ID #24959937.  A simultaneous webcast of the conference call may be accessed online from the Events and Presentations link of the Investors page under the "About Bel" tab at www.BelFuse.com.  The webcast replay will be available for a period of 20 days at this same Internet address.  For a telephone replay, dial (404) 537 3406, conference ID #24959937 after 2:00 p.m. EDT.

About Bel
Bel (www.belfuse.com) is primarily engaged in the design, manufacture, and sale of products used in aerospace, data transmission, military, transportation, and consumer electronics.  Bel's product groups include Magnetic Solutions (discrete components, power transformers and MagJack® connectors with integrated magnetics), Power Solutions and Protection (AC-DC power supplies, DC-DC converters, custom designs, miniature, micro, surface mount and resettable fuses) and Connectivity Solutions (micro, circular, filtered D Sub, fiber optic, RF connectors, microwave components, passive jacks, plugs and cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements regarding potential growth and opportunities to reduce costs and enhance efficiency in the future) are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from Bel's projections.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

(tables attached)
#4962

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013*	2014	2013*

	(unaudited)		(unaudited)

Net sales	$156,341	$101,164	$338,426	$258,173

Costs and expenses:
Cost of sales	128,250	81,132	278,319	213,781
Selling, general and administrative	23,110	12,300	47,475	35,041
Restructuring charges	309	--	1,365	1,387

Total costs and expenses	151,669	93,432	327,159	250,209

Income from operations	4,672	7,732	11,267	7,964
Interest expense	(1,869)	(67)	(2,124)	(75)
Gain (loss) on sale of investment	--	98	--	98
Interest income and other, net	21	81	121	188

Earnings before provision (benefit) for income taxes	2,824	7,844	9,264	8,175

Provision (benefit) for income taxes	1,316	464	2,189	(336)

Net earnings	$1,507	$7,380	$7,075	$8,511

Earnings per Class A common share - basic and diluted	$0.12	$0.62	$0.57	$0.70

Weighted average Class A common shares outstanding
- basic and diluted	2,175	2,175	2,175	2,175

Earnings per Class B common share - basic and diluted	$0.13	$0.65	$0.62	$0.76

Weighted average Class B common shares outstanding
- basic and diluted	9,591	9,229	9,420	9,221

* Prior period amounts have been restated to reflect immaterial adjustments previously reported during the measurement period related to the 2012 acquisitions as if all such adjustments had been recognized on the dates of acquisition.

CONDENSED CONSOLIDATED BALANCE SHEETS
(000s omitted)

	Sep. 30,	Dec. 31,		Sep. 30,	Dec. 31,
ASSETS	2014	2013	LIABILITIES & EQUITY	2014	2013
	(unaudited)	(unaudited)		(unaudited)	(unaudited)

Current assets	$317,877	$204,155	Notes payable and current
Property, plant &			maturities of long-term debt	$12,257	$12,739
equipment, net	74,104	40,896	Other current liabilities	124,244	54,242
Goodwill			Long-term debt	223,219	--
and intangibles	214,375	47,962	Other noncurrent liabilities	49,786	12,458
Other assets	32,443	15,128	Stockholders' equity	229,293	228,702

Total Assets	$638,799	$308,141	Total Liabilities & Equity	$638,799	$308,141

BEL FUSE INC. AND SUBSIDIARIES
NON-GAAP MEASURES (unaudited)
(000s omitted, except for per share data)

	Three Months Ended September 30, 2014				Nine Months Ended September 30, 2014
	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$4,672	$1,507	$0.12	$0.13	$11,267	$7,075	$0.57	$0.62
Restructuring charges, severance
and reorganization costs	503	312	0.03	0.03	1,616	1,002	0.08	0.09
Acquisition-related costs and inventory-	8,501	6,825	0.56	0.59	10,019	7,750	0.64	0.67
related purchase accounting adjustments
Expiration of tax statutes of limitations, net	--	(825)	(0.07)	(0.07)	--	(825)	(0.07)	(0.07)

Non-GAAP measures(1)	$13,676	$7,819	$0.63	$0.67	$22,902	$15,002	$1.23	$1.31

	Three Months Ended September 30, 2013				Nine Months Ended September 30, 2013
	Income from operations	Net earnings(2)	Net (loss) earnings per Class A common share - diluted(3)	Net (loss) earnings per Class B common share - diluted(3)	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$7,732	$7,380	$0.62	$0.65	$7,964	$8,511	$0.70	$0.76
Restructuring charges,
severance and reorganization costs	50	38	--	--	1,686	1,167	0.10	0.10
Storm insurance recovery, net of costs	(689)	(427)	(0.04)	(0.04)	(689)	(427)	(0.04)	(0.04)
Acquisition and other related costs	146	119	0.01	0.01	719	629	0.05	0.06
Gain on sale of investment, net of income tax	--	(61)	(0.01)	(0.01)	--	(61)	(0.01)	(0.01)
Restoration of expired prior year R&D credit	--	--	--	--	--	(385)	(0.03)	(0.03)
Expiration of tax statutes of limitations, net	--	(529)	(0.04)	(0.05)	--	(529)	(0.04)	(0.05)

Non-GAAP measures(1)	$7,239	$6,520	$0.54	$0.58	$9,680	$8,905	$0.74	$0.79

  *      Prior period amounts have been restated to reflect adjustments arising during the measurement period related to the 2012 and 2013 acquisitions as if all such adjustments had been recognized on the dates of acquisition.

(1)      The non-GAAP measures presented above are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.
Based upon discussions with investors and analysts, we believe that the reader's understanding of Bel's performance and profitability is enhanced by reference to these non-GAAP measures.  Removal of amounts such as charges for restructuring, severance, and reorganization; costs and insurance recoveries related to Hurricane Sandy; acquisition-related costs; gains and losses related to investment securities; and fluctuations in tax-related reserves such as the FIN 48 liability facilitates comparison of our results among reporting periods.  We believe that such amounts are not reflective of the relevant business in the period in which the gain or charge is recorded for accounting purposes.

(2)      Net of income tax at effective rate in the applicable tax jurisdiction.

(3)      Individual amounts of earnings per share may not agree to the total due to rounding.